UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported): October 26, 2017

EXTREME NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6480 Via Del Oro

San Jose, California 95119

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(408) 579-2800

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 26, 2017, Extreme Networks, Inc., a Delaware corporation (the “Company”) entered into the Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”), which amends that certain Amended and Restated Credit Agreement, dated as of October 28, 2016 (as amended, the “Credit Agreement”), by and among the Company, as borrower, Silicon Valley Bank, as administrative agent and collateral agent, and the financial institutions that are a party thereto as lenders (“Lenders”). Among other things, the Third Amendment (i) amends the negative covenant governing dispositions to increase the general dispositions basket for the fiscal year of the Company ending June 30, 2018, and (ii) amends certain definitions and provisions to update certain references to the Purchase Agreement (as defined below).

The above description of the Third Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Third Amendment, a copy of which is attached hereto as Exhibit 10.1 and is incorporated by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on October 3, 2017, the Company entered into an Asset Purchase Agreement (the “Purchase Agreement”) with Brocade Communications Systems, Inc. (“Brocade”), to purchase the data center switching, routing and analytics business (the “Business”) of Brocade and its subsidiaries (the “Transaction”). On October 27, 2017, the Company and Brocade completed the Transaction.

Upon closing the Transaction (the “Closing”), the Company paid an upfront closing cash payment equal to $23 million (inclusive of $13 million representing target working capital, which is subject to a post-closing true-up adjustment based on the finally determined amount of working capital), which was funded with cash on hand and a portion of the proceeds from the Company’s borrowing under the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K. Further, under the Purchase Agreement, the Company has also agreed to pay Brocade: (i) a deferred payment equal to $20 million to be paid in installments of $1 million per quarter for the next 20 full fiscal quarters of the Company following the Closing, plus (ii) quarterly earnout payments equal to 50% of the profits of the Business for the five-year period commencing at the end of the first full fiscal quarter of the Company following the Closing.

As previously reported, on October 3, 2017, the Company, LSI Corporation, a Delaware corporation (“LSI”), and Broadcom Corporation, a Delaware corporation (“Broadcom”) entered into a consent agreement (“Consent Agreement”) whereby, among other things, the Company agreed to pay Broadcom $25 million upon consummation of the Purchase Agreement. In connection with the Closing, the Company is making such payment to Broadcom.

The above descriptions of the Purchase Agreement and the Consent Agreement do not purport to be complete and each are qualified in their entirety by reference to the full text of the Purchase Agreement and Consent Agreement, as applicable, copies of which ere included as exhibits to the Company’s Current Reports on Form 8-K previously filed on October 3, 2017.

Item 7.01. Regulation FD Disclosure.

On October 30, 2017, the Company issued a press release announcing that they had completed the acquisition outlined in the Purchase Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The Abbreviated Financial Statements of Assets to be Acquired and Liabilities to be Assumed and the Abbreviated Financial Statements of Combined Statements of Revenues and Direct Expenses for the fiscal years ended October 29, 2016, October 31, 2015 and November 1, 2014 (audited) and for the 3-month periods ended October 27, 2017 and 2016, (unaudited), will be filed by amendment as soon as practicable, but in no event later than 71 days after the date of this Current Report on Form 8-K is required to be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information required to be filed pursuant to Item 9.01(b) of Form 8-K will be filed by amendment as soon as practicable, but in no event later than 71 days after the date of this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

10.1*	Third Amendment to the Amended and Restated Credit Agreement, dated as of October 26, 2017, by and among the Company, as borrower, the several banks and other financial institutions or entities party thereto as lenders, and Silicon Valley Bank, as administrative agent and collateral agent.

99.1	Press Release, dated October 30, 2017.

*	This filing excludes schedules and exhibits pursuant to Item 601(b)(2) of Regulation S-K, which the registrant agrees to furnish supplementally to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 30, 2017

EXTREME NETWORKS, INC.

By:	/s/ Katy Motiey
Katy Motiey
Executive Vice President, Chief Administrative Officer – HR, General Counsel & Corporate Secretary